                                                                    EXHIBIT 99.1

                            ADDITIONAL INFORMATION
                            ----------------------

                                       I.

           The following table setting forth financial information with respect to WestPoint Stevens Inc. (the "Company") must be read together with, and is not a substitute for, the financial statements of the Company (including the Notes thereto) which are included in the Company's Quarterly Report on Form 10-Q for the period ended March 31, 2003, which have been incorporated by reference into the Current Report on Form 8-K of the Company to which this constitutes Exhibit 99.1

           The Restructuring and Other Items set forth in the second column of the following table are described in Note 5 to the financial statements referred to above.


                             WESTPOINT STEVENS INC.

                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                THREE MONTHS ENDED MARCH 31,
                                                       ------------------------------------------------------------------------
                                                                          2003                                      2002

                                                 PRO FORMA          RESTRUCTURING
                                                  BEFORE                AND
                                              RESTRUCTURING          OTHER ITEMS            ACTUAL                ACTUAL

Net sales..................................      $379,263             $       -             $379,263               $435,144
Cost of goods sold.........................       302,973                 2,895              305,868                327,343
                                                 ---------            ----------            ---------              ---------
        Gross earnings (loss)..............        76,290                (2,895)              73,395                107,801
Selling, general and administrative
    expenses...............................        63,463                     -               63,463                 68,900
Restructuring and impairment charge....                 -                 1,378                1,378                      -
                                                 ---------            ----------            ---------              ---------
        Operating earnings (loss)..........        12,827                (4,273)               8,554                 38,901

Interest expense...........................        32,465                     -               32,465                 33,344
Other expense-net..........................         2,505                     -                2,505                  2,397
                                                 ---------            ----------            ---------              ---------
        Income (loss) before income
            tax expense (benefit)..........       (22,143)               (4,273)             (26,416)                 3,160
Income tax expense (benefit)...............        (7,972)               (1,538)              (9,510)                 1,140
                                                 ---------            ----------            ---------              ---------
        Net income (loss)..................      $(14,171)            $  (2,735)            $(16,906)              $  2,020
                                                 =========            ==========            =========              =========


Basic net income (loss) per
    common share...........................      $   (.28)                                  $   (.34)              $    .04
                                                 =========                                  =========              =========
Diluted net income (loss) per
    common share...........................      $   (.28)                                  $   (.34)              $    .04
                                                 =========                                  =========              =========

Basic average common shares
    outstanding............................        49,852                                     49,852                 49,652
        Dilutive effect of stock options
            and stock bonus plan...........             -                                          -                      -
                                                 ---------                                  ---------              ---------
Diluted average common shares
    outstanding............................        49,852                                     49,852                 49,652
                                                 =========                                  =========              =========


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
                                       II.

           During the quarter ended March 31, 2003, the Company achieved earnings before interest, taxes, depreciation, amortization and costs related to restructuring initiatives (which we define as "EBITDA") of $31.8 million (8.4% of sales), as compared to EBITDA of $59.6 million (13.7% of sales) during the quarter ended March 31, 2002. A reconciliation of EBITDA for such quarters with the most directly comparable financial measure calculated and restated in accordance with generally accepted accounting principles in the United States is as follows:


                                             Quarter Ended March 31,

                                                   2003                2002
                                                   ----                ----
                                                           (000,000)
 Net income (loss).............................. $ (16.9)            $    2.0
 Interest expense...............................    32.5                 33.3
 Income tax expense (benefit)...................    (9.5)                 1.1
 Depreciation and amortization..................    21.4                 23.2
 Restructuring initiatives, before taxes........     4.3                - 0 -
                                                ---------            ---------
                                                $   31.8             $   59.6
                                                =========            =========

The decline in EBITDA during the first quarter of 2003 from the level of EBITDA during the first quarter of 2002 reflects the impact of lower sales, an unfavorable profit mix, promotional pricing and increased royalties and warehousing expenses.

           EBITDA is not an alternative measure of operating results or cash flows from operations, as determined in accordance with generally accepted accounting principles. We have provided EBITDA information above because we believe that it is an indicative measure of our operating performance. Moreover, EBITDA, as defined in our bank credit facilities and presented by us above, may not be comparable to similarly titled measures reported by other companies.


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